This 5.0% Convertible Debenture (the “Debenture”) and the securities underlying this Debenture have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered, sold or otherwise transferred, assigned, pledged, or hypothecated in the absence of such registration or an exemption therefrom under such Securities Act, any applicable state securities laws, and the rules and regulations thereunder.

GIGGLES ‘N HUGS, INC.

5.0% Convertible Debenture

Due August 31, 2016

$50,000	August 24, 2015

GIGGLES ‘N HUGS, INC., a Nevada corporation (the “Company”, which term includes any successor corporation), for value received, hereby promises to pay to J & N invest LLC. (the “Holder”), or registered assigns, on _August 31, 2016 (the “Maturity Date”), the sum of $50,000 (the “Principal Amount”), with accrued and unpaid interest thereon to the registered Holder hereof from the date hereof as provided herein. Payment of the principal hereof and interest on this Debenture will be made by stock or immediately available funds, in lawful tender of the United States, to an account designated in writing by the Holder. In the event of a default, and subject to the cure provisions of Article Five, the principal hereof, together with accrued and unpaid interest, shall, at the option of the Holder hereof, become immediately due and payable.

ARTICLE ONE
SUBORDINATION

1.1 Senior Indebtedness. As used in this Debenture, the term “Senior Indebtedness” shall mean any indebtedness secured by assets of the Company, to the extent of and with respect to such assets; provided, however, that the term shall not include indebtedness which by the terms of the instrument creating or evidencing it is subordinated to or on parity with this Debenture.

1.2. Subordination. The Company covenants and agrees and the Holder, by acceptance hereof, covenants, expressly for the benefit of holders of Senior Indebtedness, that the payment of the principal and interest on this Debenture is expressly subordinated in right of payment to the payment of all principal and interest under the Senior Indebtedness in case of any event of default, bankruptcy, insolvency, receivership, or other similar proceeding, whether voluntary or otherwise, of or with respect to the Company.

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ARTICLE TWO
PAYMENT

2.1 Rate and Payment of Interest. Interest will accrue on the Principal Amount of this Debenture (or any portion thereof that remains unpaid) from the date hereof until the entire Principal Amount is paid or converted into securities of the Company accordance with Article Three herein, at the rate of 5.0% per annum (computed on the basis of a year of 360 days).

2.2 Payment. The Principal Amount and any interest accruing hereunder shall be due and payable on the Maturity Date. No payments shall be due until the Maturity Date.

2.3 Prepayment. Prepayments of the Principal Amount, in whole or in part, and any interest thereon shall be permitted without penalty to the Maker.

ARTICLE THREE
CONVERSION

3.1 Definitions. For purposes of this Debenture the following terms shall have the meaning as set forth below:

“Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share.

“Sale of the Company” shall mean (i) the sale of all or substantially all the assets of the Company, or (ii) the transfer, assignment or sale of all of the outstanding capital stock of the Company to one or more persons who collectively own less than twenty percent (20%) of the outstanding capital stock of the Company, by merger, stock sale, or otherwise.

“Transaction Documents” shall mean this Debenture and any documents related to any of the foregoing or the consummation of the transactions contemplated by this Debenture.

3.2 Holder’s Optional Conversion. At any time after the date hereof, Holder shall have the right, but not the obligation, to convert any or all of the outstanding principal and accrued but unpaid interest under this Debenture into share of Common Stock at $0.10 per share; provided that any incremental amount converted in accordance with this Section 3.2 shall be at least $10,000 or greater. (the “Conversion Rate”).

3.3 Notice of Conversion. Before the Holder shall be entitled to convert this Debenture in accordance with Section 3.2 of this Debenture, in part or in full, into Units, it shall surrender this Debenture at the office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock to purchase shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder of this Debenture a certificate or certificates for the number of shares of Common Stock underlying the Debenture shall be entitled as aforesaid. If this Debenture shall be converted in part, the Company shall cancel this Debenture and issue a new debenture of identical terms and conditions for the unconverted principal amount. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Debenture, and the person or persons entitled to receive the Units issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

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3.4 Mandatory Conversion. On the earlier to occur of (the “Mandatory Conversion Date”) (A) in the Company’s sole and absolute discretion, on or after the date on which the Company’s Common Stock has been publicly traded on the OTCQB, or such other public stock exchange as the Company’s Common Stock may be listed from time to time: (i) at an average daily volume of at least 40,000 shares for thirty (30) consecutive trading days, and (ii) at an average closing trading price of at least $0.20 for that same period; or (B) the Maturity Date, this Debenture shall be converted pursuant to the terms hereof. Provided that the Holder has received the certificates or other instruments representing the securities issued upon conversion pursuant to this Section 3.4 within ten (10) business days following the Mandatory Conversion Date, this Debenture shall be deemed cancelled and of no further force or effect as of the Mandatory Conversion Date.

3.5 Effect, Mechanics of Conversion. No fractional shares of capital stock shall be issued upon conversion of this Debenture. If the conversion would result in the issuance of any fractional share, the number of shares of capital stock shall be rounded up or down to the nearest whole number, and no cash shall be paid to Holder in lieu of the deficiency, if any. At its expense, the Company shall, as soon as practicable after conversion, issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Debenture.

ARTICLE FOUR
CONVERSION RATE ADJUSTMENTS

4.1 Adjustments for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Rate of this Debenture shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Debenture shall be increased in proportion to such increase of outstanding shares, unless such adjustment has already been made to the Conversion Rate.

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4.2 Adjustments for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Rate for this Debenture shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares, unless such adjustment has already been made to the Conversion Rate.

4.3 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Debenture such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Debenture; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount and accrued interest of this Debenture, in addition to such other remedies as shall be available to the holder of this Debenture, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized, but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.4 Favored nation status. If company should do another round of financing with better terms, then holder has the right to receive the same terms.

ARTICLE FIVE
EVENTS OF DEFAULT

The occurrence of any of the following events of default shall, at the option of the Holder hereof, make all sums of Principal Amount and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, all of which hereby are expressly waived:

5.1 Breach of Covenant. The breach of any covenant or other term or condition of this Debenture and continuance thereof for a period of thirty (30) days after written notice to the Company from the Holder.

5.2 Insolvency; Receiver or Trustee. The Company shall become insolvent or admit in writing its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee otherwise shall be appointed.

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5.3 Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceeding or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company.

ARTICLE SIX
MISCELLANEOUS

6.1 Entire Debenture. This Debenture and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective heirs, personal representatives, successors and assigns of the parties, except to the extent assignability is limited herein.

6.2 Waiver and Amendment. Any provision of this Debenture may be amended, waived, or modified upon the written consent of the Company and the Holder.

6.3 Governing Law. This Debenture shall be governed by and construed under the laws of the State of California.

6.4 Titles and Subtitles. The titles and subtitles used in this Debenture are used for convenience only and are not to be considered in construing or interpreting this Debenture.

6.5 Notices. Any notice required or permitted under this Debenture shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or by reputable overnight courier such as FedEx and addressed in the following manner:

(a)	If to the Holder:
___________________
___________________
___________________

(b)	If to the Company:

Giggles N Hugs, Inc.
10250 Santa Monica, #155
Los Angeles, CA 90067
Attention: Joey Parsi, CEO
Telephone: 310-553-4847

With a copy to (which shall not constitute notice):

Richardson & Patel LLP
1100 Glendon Avenue, Suite 850
Los Angeles, CA 90024
Attn: Peter Hogan, Esq.

6.6 Amendments and Waivers. Any term of this Debenture may be amended and the observance of any term of this Debenture may be waived (either generally or in a particular instance and either retroactively or prospectively), pursuant to a written agreement of the Company and Holder, and not otherwise.

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IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by the manual signature of its Chief Executive Officer.

GIGGLES N HUGS, INC.,
a Nevada corporation

By:
Joey Parsi, Chief Executive Officer

Name of Holder:	__________________________________

Address:	__________________________________

__________________________________

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